Exhibit 5.1

January 23, 2009

Board of Directors

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, Florida 33782

RE:	First Community Bank Corporation of America’s Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for First Community Bank Corporation of America (“FCFL”) in connection with the registration of 228,312 shares of Common Stock covered by a Warrant (the “Securities”), all covered by the above-described registration statement.

In connection therewith, we have examined the following:

•	The Articles of Incorporation of FCFL, as filed with the Secretary of State of the State of Florida;

•	The Bylaws of FCFL;

•	Resolution of FCFL’s Board of Directors, authorizing the issuance of the Securities;

•	Certificate of Active Status with respect to FCFL, issued by the Secretary of State of the State of Florida; and

•	The registration statement, including all exhibits thereto.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

•	FCFL has been duly incorporated and is validly existing under the laws of the State of Florida; and

•

The Securities covered by the registration statement have been legally authorized and when issued in accordance with the terms described in said registration statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned registration statement on Form S-3 and to any amendments thereto. We also consent to the reference to this firm under the caption “Legality” in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ IGLER & DOUGHERTY, P.A.